Investor Contact:						Media Contact:
MIPS Technologies, Inc.					MIPS Technologies, Inc.
Investor Relations					Corporate Communications
Bonnie Gardiner						Lee Garvin Flanagin
+650 567 7007						+650 567 5180
bonnieg@mips.com						flanagin@mips.com


MIPS TECHNOLOGIES REPORTS THIRD QUARTER
FISCAL 2003 FINANCIAL RESULTS



MOUNTAIN VIEW, Calif., April 16, 2003 - MIPS Technologies, Inc. (NASDAQ: MIPS, MIPSB) today reported financial results for its third fiscal quarter ended March 31, 2003. Revenue for the third quarter of fiscal 2003 was $9.5 million, a 26 percent decline compared to $12.7 million for the same quarter a year ago. Contract revenue was $5.1 million, a decrease of 40 percent compared to $8.6 million in the comparable period in fiscal 2002. Royalties were $4.3 million, an increase of 5 percent compared to $4.1 million in the same quarter a year ago notwithstanding the continuing decline in royalties from Nintendo video game products. Net loss for the third quarter of fiscal 2003 was $4.1 million compared to a net loss of $1.7 million for the same quarter a year ago. Net loss per share for the third quarter of fiscal 2003 was $0.10 compared to a net loss per share of $0.04 for the same quarter a year ago.

Casey Eichler, chief financial officer for MIPS Technologies, said, "In response to the general business environment for processor intellectual property, we continue to manage our discretionary spending."

John Bourgoin, chairman and CEO of MIPS Technologies, commented, "Although the business environment remains very weak, there are a few bright spots. The emergence of new royalty streams from our partner base has grown for the third straight quarter. Our partners are also reporting significant success in winning designs for their MIPS-based products."

MIPS invites you to listen to management's discussion of Q3 fiscal 2003 results and guidance for Q4 fiscal 2003 in a live conference call today beginning at 1:45 p.m. Pacific. Conference call number is 1-719-457-2638. Replay number is 1-719-457-0820 and will be available for 5 days, beginning shortly after the end of the conference call. The access code is 438670. An audio replay of the conference call will be posted on the Company's website (www.mips.com/content/Corporate/InvestorRelations/ir) soon thereafter.




MIPS Technologies, Inc.
MIPS Technologies, Inc. is a leading provider of industry standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers, and system OEMs. MIPS Technologies, Inc. and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. MIPS Technologies, Inc. is based in Mountain View, California, and can be reached at 650-567-5000 or www.mips.com.

This press release contains forward-looking statements regarding future events or the future financial performance of MIPS Technologies, Inc., including those relating to relationships with our strategic partners and industry trends. Actual events or results may differ materially. Many factors could cause the actual results to differ materially from those contained in such forward-looking statements, including but not limited to: that products may fail to achieve market acceptance, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies' sales cycle, MIPS Technologies' ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors. With respect to MIPS Technologies, we refer you to the documents filed from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2002 and subsequent Forms 10-Q and 8-K.


###


MIPS(r) is a registered trademark in the United States and other countries, and MIPS-based(tm) is a trademark of MIPS Technologies, Inc.




































MIPS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)


					     Three Months Ended	  	 Nine Months Ended
							March 31,			March 31,
						   2003	2002	 	2003	     	2002
							(unaudited)		     (unaudited)
Revenue:

  Royalties					$4,336	$4,135	$12,002	$13,580

  Contract revenue			5,141		8,607		17,295	23,635

	Total revenue			9,477		12,742	29,297	37,215

Costs and expenses:

  Cost of contract revenue		-		-		250		250

  Research and development		7,636		8,446		25,250	25,315

  Sales and marketing			3,403		4,916		10,505	13,270

  General and administrative		2,321		1,948		6,167		5,506

  Acquired in process
  research and development		-		-		394		1,737

  Restructuring				(16)		-		7,618		437

	Total costs and expenses 	13,344	15,310	50,184	46,515

Operating loss				(3,867)	(2,568)	(20,887)	(9,300)

Other income (expense), net		249		510		(12)		2,415

Loss before income taxes		(3,618)	(2,058)	(20,899)	(6,885)

Provision (benefit) for
  income taxes				443		(380)		1,299		(780)

Net 	loss					$(4,061)	$(1,678)	$(22,198)	$(6,105)

Net loss per basic and
  diluted share				$(0.10)	$(0.04)	$(0.56)	$(0.16)

Common shares
  outstanding-basic
  and diluted				39,530	39,014	39,384	38,969









MIPS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)


							March 31,		June 30,
							2003			2002
							(unaudited)

	Assets

Current assets:

  Cash and cash equivalents			$76,051		$90,712

  Short-term investments			11,475		5,000

  Accounts receivable				2,880			6,046

  Prepaid expenses and other
         current assets				4,861			9,883

	Total current assets			95,267		111,641

Equipment and furniture, net			5,055			7,481

Other assets					7,778			9,866

							$108,100		$128,988


	Liabilities and Stockholders' Equity

Current liabilities:

  Accounts payable				$539		   	$1,203

  Accrued liabilities				10,330		8,979

  Deferred revenue				2,369			2,911

	Total current liabilities		13,238		13,093

Stockholders' equity				94,862		115,895

							$108,100		$128,988